Exhibit 99(10)

Consent of Independent Registered Public Accounting Firm

The Board of Directors of National Security Life and Annuity Company and Contract Owners of National Security Variable Account N:

We consent to the use of our reports for National Security Variable Account N dated April 8, 2015, and for National Security Life and Annuity Company dated April 23, 2015, included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in post-effective amendment no. 10 to File No. 333-164068 on Form N-4.

/s/ KPMG LLP

Columbus, Ohio

November 13, 2015